State or Delaware Secretary or State Division of Corporations Delivered 12:59 PM 11/02/2020 FILED 12:59 PM 11/02/2020 SR 20208168797 - File Number 2938006

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

NEWGIOCO GROUP, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of, NEWGIOCO GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of NEWGIOCO GROUP, INC., declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Certificate of Incorporation of NEWGIOCO GROUP, INC. be amended by changing the Article thereof numbered FIRST SO, THAT, AS AMENDED SAID Article shall be and read as follows: The name of the corporation is ELYS GAME TECHNOLOGY, CORP.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd Day of November, 2020.

NEWGIOCO GROUP, INC.
BY:	/s/Matteo Monteverdi
Matteo Monteverdi, President

0001S522. 11/5/2018